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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Virtusa Corporation:

        We consent to the use of our reports dated May 26, 2017 with respect to the consolidated balance sheets of Virtusa Corporation and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2017, as well as Schedule II, Valuation and Qualifying accounts, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
June 1, 2017

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM